As filed with the Securities and Exchange Commission on May 29,1997
===================================================================

                                           Registration No. 33-
               SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C. 20549
                    ----------------------
                           FORM S-3
                    Registration Statement
                UNDER THE SECURITIES ACT OF 1933
                       PHARMHOUSE CORP.
     (Exact name of registrant as specified in its charter)

              New York                  13-2634868
 (State or other jurisdiction of        (I.R.S. Employer
 incorporation or organization)         Identification No.)

                         860 Broadway
                   New York, New York 10003
                        (212) 477-9400

     (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Kenneth A. Davis, President and Chief Executive Officer
                         860 Broadway
                   New York, New York 10003
                        (212) 477-9400

      (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           Copies to:
                        Melvin Katz, Esq.
                     Maloney, Mehlman & Katz
                      405 Lexington  Avenue
                     New York, New York 10174
                          (212) 973-6900

Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. X

                     CALCULATION OF REGISTRATION FEE
========================================================================

                                               Proposed         Proposed
                                               Maximum          Maximum
Title of Each Class of            Amount to  Offering Price     Agregate             Amount of
Securities to Be Registered    Be Registered  Per Share      Offereing Price      Registration Fee
---------------------------    ------------- --------------  ---------------      ----------------
Warrants to purchase
209,195 Common Shares,
$.01 par value                 209,195       -- --(1)        -- --(1)             -- --(1)

Common Shares,
$.01 par value, issuable
upon exercise of warrants      209,195       $8.625(2)       $1,804,306.875(2)    $546.76(2)

Total                          -- --         -- --(1)(2)     $1,804,306.875(1)(2) $546.76(1)(2)

(1) Pursuant to Rule 457(g), no separate registration fee is required for the Warrants. Total number of Warrants set forth above represents aggregate of Class A, Class B and Class C Warrants exercisable at different exercise prices as more fully described elsewhere in this Registration Statement.
(2) These shares are to be sold by the Selling Shareholder at prices not presently determinable. The offering price is estimated solely for purposes of calculating the registration fee in accordance with Rule
457(c) using the $8.625 closing bid price of the Registrant's common shares on The NASDAQ Small Cap Market on May 27, 1997.

==========================================================================
The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
==========================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH
THE SECURITIES AND EXCHANGE COMMISSION.  THESE SECURITIES MAY NOT BE SOLD
NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE
WOULD BE UNLAWFUL PRIOR TO REGISTRATION OF QUALIFICATION UNDER THE SECURITIES LAW OF ANY SUCH STATE.



                               PROSPECTUS

                             PHARMHOUSE CORP.

               Warrants to Purchase 209.195 Common Shares

THE SECURITIES OFFERED HEREBY ARE HIGHLY SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

     This Prospectus relates to (i) Warrants (the "Warrants") to purchase 209,195 Common Shares, $.01 par value per share (the "Common Shares" or the "Shares"), of Pharmhouse Corp. (the "Company") and (ii) 209,195 Common Shares issuable upon exercise of the Warrants (the "Shares"), all of which may be offered from time to time by the Selling Shareholder named herein. The Warrants were issued by the Company to the Selling Shareholder in December 1991 in connection with the Selling Shareholder's extension of a secured credit facility to the Company in December 1991 and the Selling Shareholder's participation in previous secured lending arrangements with the Company.

     All of the Warrants expire on December 31, 1997 and consist of Class A, Class B and Class C Warrants exercisable at exercise prices ranging from $.1884 per Share to $1.914 per Share. For further information, see "Description of Securities."

     The Common Shares are quoted on the NASDAQ Small Cap Market under the symbol "PHSE." The closing bid price of the Common shares on the NASDAQ SmallCap Market on May 27, 1997 was $8.625. Prospective purchasers of the Shares are urged to obtain a current price quotation. The Warrants are not listed for trading on any exchange nor traded on any established trading market or system. Therefore, there is no active trading market for the Warrants and there is no assurance that any such market for the Warrants will develop.

     It is anticipated that the Selling Shareholder will offer the Shares (when and if issued) for sale from time to time at the prices prevailing on the NASDAQ Small Cap Market. The Selling Shareholder also may sell the securities which are the subject of this Prospectus privately, either directly to purchasers or through one or more brokers or dealers. See "Plan of Distribution." The Company shall, at its expense, take such actions, including filing post-effective amendments to the Registration Statement of which this Prospectus is a part and/or preparing supplements to this Prospectus, as shall be required to enable the Selling Shareholder lawfully to sell the Shares during a period terminating on the 180th day following the date hereof.

     The Company will receive none of the proceeds from the sale of the Shares and the Warrants offered hereby (other than the exercise prices of the Warrants payable to the Company for the issuance of the Common Shares). All selling and other expenses in connection with the registration and offer and sale of the Shares and the Warrants will be borne by the Company.

     The Selling Shareholder, and the brokers or dealers through whom sales of the Shares or Warrants are made, if any, may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"). In addition, any profits realized by the Selling Shareholder or such brokers or dealers may be deemed to be underwriting compensation within the meaning of the Securities Act.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus is June __, 1997


     No person is authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or by the Selling Shareholder. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.


                          AVAILABLE INFORMATION
     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington D.C. 20549 and at the following Regional Offices of the Commission: New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; Los Angeles Regional Office, 5757 Wilshire Boulevard, Suite 500, Los Angeles, California 90036; and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act (together with all amendments, exhibits and documents incorporated therein by reference, the "Registration Statement") with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, of which this Prospectus is a part, or any amendments thereto, certain portions of which have been omitted pursuant to the Commission's rules and regulations. The information so omitted may be obtained from the Commission's principal office in Washington, D.C. upon payment of the fees prescribed by the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the Common Shares, reference is made to the Registration Statement.

             INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
  The following documents heretofore filed by the Company with the Commission (File No. 1-7090) are incorporated herein by reference:

     (i) the Company's Annual Report on Form 10-K for its fiscal year ended February 1, 1997; and
     (ii) the description of the Common Shares contained in the Company's Restated Certificate of Incorporation filed as Exhibit 3.1 to the Company's Current Report on Form 8-K, dated December 24, 1991, as amended by the Company's Certificate of Amendment of Certificate of Incorporation filed as Exhibit 3.1 to the Company's Current Report on Form 8-K, dated April 9, 1993.

     All documents filed by the Company with the Commission pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares pursuant to this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus. The Company will provide without charge to each person to whom this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents that have been incorporated by reference in this Prospectus or the Registration Statement (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Any such request should be directed to the Corporate Secretary of Pharmhouse Corp., 860 Broadway, New York, New
York  10003 (telephone number (212) 477-9400).

                        GENERAL AND RECENT DEVELOPMENTS

     Pharmhouse Corp. (the "Company") currently operates a chain of 37 deep discount drugstores, 14 of which are operated under the name of Pharmhouse (the "Pharmhouse Stores") and 23 of which are operated under the name of The Rx Place (the "Rx Stores"). The Rx Stores were acquired by the Company from F.W. Woolworth Co. in late April 1995 and, by reason of a recent settlement of litigation between the Company and Woolworth permitting the Company to return up to seven Rx Stores to Woolworth, one of which has already been returned, and the closing of one Pharmhouse Store, it is anticipated that the Company will be operating between 30 and 32 stores in the near future.

     On January 31, 1997, the Company entered into an agreement with F.W. Woolworth Co. and Woolworth Corporation (collectively "Woolworth") pursuant to which the parties settled litigation instituted by the Company against Woolworth in January 1996 and related arbitration proceedings arising out of the Company's acquisition of the assets of 24 Rx Stores from Woolworth in late April 1995 (the "Woolworth Settlement").
Among other matters, the Woolworth Settlement provided for the forgiveness and cancellation of all then outstanding indebtedness owing by the Company to Woolworth for the deferred portion of the purchase price of the Rx Stores' assets (which, as of February 1, 1997, equaled approximately $9,500,000 including accrued interest) except for $1,000,000 which was converted to a non interest bearing contingent obligation and which is to be canceled on July 30, 1998, subject to certain conditions. Pursuant to the Woolworth Settlement the Company also obtained the right to return to Woolworth up to seven Rx Stores, two of which have already been reassigned or redelivered to Woolworth, one of which recently closed and the other is currently closing, and the remaining five of which may, at the Company's option and subject to the conditions of the Woolworth Settlement, be reassigned to Woolworth by July 31, 1997 if they do not show a store operating profit for a stipulated period (as calculated by the Company) or such stores may be reacquired by Woolworth. Woolworth further agreed to pay or reimburse the Company for the rental and other carrying costs of these seven Rx Stores from January
15, 1997 through the date of the reassignment or redelivery of the leases by the Company to Woolworth. Under the Woolworth Settlement, the Company agreed to pay Woolworth approximately $195,000 for certain outstanding rentals and other charges which had previously been accrued in the Company's financial statements and the Company's right to use the service mark "The Rx Place" has been extended to April 2001. For further information, see
"Risk Factors" and "The Company."

                            RISK FACTORS
     THE SECURITIES OFFERED HEREBY ARE SPECULATIVE IN NATURE AND INVOLVE
A HIGH DEGREE OF RISK. PRIOR TO MAKING AN INVESTMENT DECISION WITH RESPECT TO SECURITIES OF THE COMPANY, PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER, ALONG WITH THE OTHER MATTERS DISCUSSED IN THIS PROSPECTUS, THE FOLLOWING RISK FACTORS:

     Results of Operations; Losses in Prior Years. For its fiscal year ended February 1, 1997 ("fiscal 1997"), the Company earned $1,334,000 after giving effect to an extraordinary gain of $7,142,000 (net of certain provisions and expenses) resulting from the Woolworth Settlement described elsewhere under this caption compared to a net loss sustained by the Company of $2,507,000 for its fiscal year ended February 3, 1996 ("fiscal 1996"). The Company also sustained net losses in each of its three previous fiscal years. Its loss from operations, before interest and extraordinary items, in fiscal 1997 was $1,578,000 and, except for income from operations of $419,000 in fiscal 1996, the Company has sustained operating losses from continuing operations since it commenced operation of its first Pharmhouse Store in 1990. Management believes, however, that, as a result of continuing improvements in its operations and the terms of the recent Woolworth Settlement pursuant to which, among other matters, the Company received the right to return to Woolworth up to seven under-performing Rx Stores, the Company will be able to achieve profitable operations in the future. There can be no assurance, however, when or whether such profitable operations will be achieved and the Company may continue to incur losses in future fiscal periods.

     Effect of Woolworth Settlement. Management believes that, by reason of the substantial cancellation of indebtedness pursuant to the Woolworth Settlement, the Company's financial condition has improved significantly. Management also believes that the Company's right to return up to seven Rx Stores to Woolworth and not to continue to bear their increased rental and other occupancy costs has and will have a material positive effect upon the Company's cash flow as well as enhance the Company's ability to achieve profitable operations in the future. Same store revenues of these seven
Rx Stores, as a group, declined by 12.6% during the last nine months of fiscal 1997 compared to the same nine month period in fiscal 1996, whereas same store revenues for the Company's remaining 17 Rx Stores, as a group, declined during that nine month period by 7.9% before, and 5.6% after, adjusting for the one week shorter period in fiscal 1997 compared to the same period in fiscal 1996. However, management also estimates that same store revenues of the Company's Pharmhouse Stores, one of which is currently being closed, also declined in fiscal 1997 compared to fiscal 1996, although the percentage of such decline (estimated by management at 3.3% before, and 1.3% after, adjustment for the one week shorter fiscal 1997) was substantially less than that experienced by the Rx Stores. Furthermore, despite improvements in the gross profit margins of the Pharmhouse Stores in recent years, the Company has not experienced consistent revenue growth from the operation of the Pharmhouse Stores in prior years and the sales revenues generated by its remaining 17 Rx Stores have been disappointing since their acquisition in 1995. Therefore, while management believes that the financial and cash flow benefits derived from the Woolworth Settlement will assist the Company in improving the results of its operations, the ability of the Company's remaining Pharmhouse Stores and Rx Stores to generate such levels of revenues as will enable the Company to achieve profitable results of operations in future fiscal periods cannot now be determined.

     Dependence Upon Secured Financing; Increased Interest Expense. In connection with its acquisition of the Rx Stores in April 1995, the Company
(1) established a Revolving Credit Facility pursuant to which a secured lender has agreed to provide the Company with up to $45,000,000 of secured debt financing, limited to 60% of the defined cost value of the Company's inventory (the "Revolving Credit Facility") for general corporate and working capital purposes and (2) borrowed an additional $3,000,000, on a subordinated secured basis, from an unaffiliated trade supplier (the "Subordinated Secured Loan"). The Company had long-term indebtedness (including the current portion thereof) as at February 1, 1997 of approximately $32,040,000, compared to long-term indebtedness (including the current portion thereof) as at February 3, 1996 of approximately $38,460,000. The Company's interest expense for fiscal 1997 was $4,230,000 compared to the lesser interest expense of $3,544,000, reflecting the costs of the operation of the Rx
Stores for but nine months of fiscal 1996. For the foreseeable future, the Company will continue to rely upon the Revolving Credit Facility to fund a significant portion of its operations and the Company and its shareholders will remain subject to the risk that, in the event of a default by the Company in the satisfaction of its secured debt obligations, the secured lenders will be able to foreclose upon the assets of the Company to satisfy such indebtedness through the forced liquidation of all or a substantial portion of the Company and its operations. In addition, the initial term of the Revolving Credit Facility expires on April 28, 1998 subject to renewal, at the option of the secured lender or the Company, for successive one year periods thereafter. The failure of the secured lender to elect to renew the Revolving Credit Facility and of the Company to obtain alternative sources of financing its operations would have a material adverse effect upon the Company and its business.

     Restrictive Financial and Other Covenants. The agreements governing the Revolving Credit Facility and the Subordinated Secured Loan contain covenants and conditions which place significant restrictions upon the Company and its operations. It is anticipated that the terms governing such secured indebtedness in the future will continue to prohibit or seriously restrict the Company from, among other matters or transactions, incurring additional indebtedness, expanding its operations or paying cash dividends to its shareholders and will also require the Company to continue to satisfy minimum tangible net worth requirements. Net losses, if any, from continuing operations will render it increasingly difficult for the Company to continue to satisfy these financial covenants. During the third and fourth quarters of fiscal 1997, the Company's net worth fell below the minimum net worth requirements under the Revolving Credit Facility. The lender waived the Company's non-compliance and established a new minimum net worth requirement of $6,000,000 for future fiscal quarters subject to future adjustment. The inability of the Company to continue to satisfy such financial covenants in future fiscal periods could result in a default under the agreements governing such indebtedness and thereby adversely affect its financial condition and cause serious disruptions in its business operations, although the significant increase in its net worth resulting from the extraordinary gain realized by the Company from the debt forgiveness pursuant to the Woolworth Settlement should enhance the Company's ability to satisfy its net worth covenant in future fiscal periods.

     Uncertain Trade Credit Availability. In addition to the Revolving Credit Facility, the Company funds its inventory purchases through trade credit made available by merchandise suppliers. Such trade credit is made available to the Company based upon several factors, including the Company's prospects for future profitability and amounts of the Company's other outstanding indebtedness. The Company has received increased trade credit from a greater number of its merchandise suppliers since the closing of the acquisition of the Rx Stores in late April 1995; however, there can be no assurance concerning the continuing availability or amount of trade credit in future fiscal periods. If the Company does not achieve profitability in the near future, it may experience problems obtaining adequate amounts of trade credit from merchandise suppliers. The absence of adequate trade credit would have a material adverse impact on the Company's operations and results of operations.

     Competition. The sale at retail of health and beauty care products, cosmetics, prescription drugs and general merchandise is highly competitive. The Company competes with supermarkets and food stores, traditional drug stores, discount mass merchants and other retailers, many of whom have a far greater number of stores and far greater financial, marketing and organizational resources than those available to the Company now or in the foreseeable future. The competition presented by such competitors, particularly mass merchants, is likely to continue and could have a material adverse effect upon the Company's ability to generate increasing sales and preserve gross profit margins from the operations of its Pharmhouse and Rx Stores.

     Effect of Economic and Other Conditions. Revenues generated by the Company's Pharmhouse and Rx Stores have been, and will continue to be, affected by general and local economic and other conditions, such as weather conditions, prevailing from time to time. The current retail climate is uncertain and future economic downturns of varying durations could have a negative impact on the Company's sales and results of operations.

     Inability to Pay Cash Dividends. The Company has not declared cash dividends on its Common Shares since 1981 and management does not anticipate the payment of cash dividends in the foreseeable future. In addition, the Company is restricted under the terms of the agreements governing the Revolving Credit Facility and the Subordinated Secured Loan from paying cash dividends on its equity securities.

     Material Dependence Upon Chief Executive Officer. The Company is materially dependent upon the efforts of Kenneth A. Davis, its President and Chief Executive Officer. The loss of Mr. Davis' services could have a material adverse effect upon the Company's business and future prospects. Mr. Davis' employment is governed by an employment agreement, the term of which expires in January 1999.

     Effective Control by Principal Shareholders. As of April 18, 1997, Manfred Brecker, Chairman of the Board, and Kenneth A. Davis, President and Chief Executive Officer of the Company (and son-in-law of Mr. Brecker) and members of their families, owned, as a group, approximately 34.1% of the outstanding Common Shares (not including the Shares issuable upon exercise of the Warrants and which are the subject of this Prospectus or other Common Shares issuable upon the exercise of outstanding stock options), constituting the single largest block of the outstanding Common Shares of the Company. (In addition, if Mr. Davis and his wife, Marcie B. Davis, Executive Vice President and Secretary of the Company, were to exercise all of their currently exercisable options, and assuming that neither the Warrants nor other outstanding stock options were exercised, the Brecker-Davis family would own approximately 45.9% of the outstanding Common Shares of the Company.) In light of the fact that the Brecker-Davis family will continue to own, as a group, the most significant percentage of the outstanding voting shares of the Company, they will be able to exert substantial influence upon its overall management, including election of directors, and otherwise control its operations.

     Limited Market for Company Securities. The Warrants will not be listed for trading on any securities exchange or quoted on any interdealer quotations system. There is no public trading market for the Warrants;
and no such market is expected to develop for the Warrants. The Shares, if issued upon exercise of the Warrants, will be listed for trading on the NASDAQ Small Cap Market. While there is an active trading market for the Common Shares issuable upon exercise of the Warrants, the 209,195 Shares issuable upon exercise of the Warrants represent approximately 8.1% of the Company's currently outstanding Common Shares and the effect of the sale thereof upon the prevailing market prices for its Common Shares cannot now be determined, although it is anticipated that the sale of such a significant number of such Shares might well result in a decline in such prevailing market prices. Furthermore, by reason of the fact that the Company has a relatively limited number of outstanding Common Shares which are free of restrictions and which are currently trading on the NASDAQ Small Cap Market, the sale of such Shares pursuant to this Prospectus may create further volatility in the prevailing market prices for its outstanding Common
Shares. The Company believes that, in addition to fluctuations in the price of the Company's securities resulting from factors related to the operating performance of the Company, certain factors which are unrelated to the Company's performance, such as general and regional economic conditions and other market conditions in the deep discount retail market generally and the perception thereof in the securities markets, could cause volatility in the price of the Company's securities. Broad market fluctuations may adversely affect the market price and liquidity of the Company's securities in the future.

     Dilutive and Market Effect of Outstanding Derivative Securities. As of the date of this Prospectus, the Company has reserved, in addition to the 209,195 Common Shares issuable upon exercise of the Warrants, an aggregate of 916,170 Common Shares for issuance upon the exercise of (i) outstanding stock options granted to executives and employees (collectively, the "Outstanding Derivative Securities"). Most of the Common Shares issuable pursuant to such options and warrants are issuable at exercise prices which are significantly less than the currently prevailing market prices of the Common Shares.

     During the respective terms of the Outstanding Derivative Securities, the holders thereof are given an opportunity to profit from a rise in the market price of the Company's Common Shares with a resulting potential dilution in the interests of its then existing shareholders. The holders of the Outstanding Derivative Securities might be expected to exercise their respective rights to acquire Common Shares at times when the Company would, in all likelihood, be able to obtain required capital through a new offering of securities on terms more favorable to the Company than those provided by such Outstanding Derivative Securities. Furthermore, in the event that such holders exercise their respective rights to acquire Common Shares at such times, the net tangible book value per share of the Company's Common Shares may be subject to further dilution.

     Shares Eligible for Future Sale. Certain of the Common Shares currently owned by management and certain other shareholders are subject to certain resale restrictions in Rule 144 under the Securities Act of 1933.
As now in effect, Rule 144 provides generally that a person holding securities that were acquired by such person or a predecessor purchaser(s) from the issuer or an affiliate thereof more than one year prior to the date of sale may sell in "brokers transactions" (as defined by the Rule) an amount equal to the greater of 1% of the issuer's outstanding securities of such class or the average weekly reported volume of trading in such securities during the four calendar weeks preceding the sale within a three month period if the conditions specified by the Rule are satisfied. If such person is not an "affiliate" of the issuer, as such term is defined by Rule 144, he may, after a holding period of two years, sell all of such restricted securities without a limitation. (Affiliates of issuers whose securities are not subject to holding period requirements are nonetheless subject to the quantitative resale limitations described above).

                          DESCRIPTION OF SECURITIES

     The following descriptions of certain terms of the Company's securities, including the securities being offered by this Prospectus, are intended as summaries only and are qualified in their entirety by reference to the complete text of the instruments governing such securities.

The Warrants

     The Warrants consist of Class A, Class B and Class C Warrants, all of which expire on December 31, 1997, but which are exercisable at the following exercise prices with respect to the following respective number of Common Shares:

            Class of       Number of         Exercise Price
            Warrants        Shares             Per Share

            Class A         59,770             $  .1884
            Class B        119,540                .435
            Class C         29,885               1.914

     All of the Warrants are subject to standard anti-dilution provisions set forth in the Warrant Agreement, as amended, governing the issuance of the Warrants. The Warrants may be exercised at any time or from time to time until they expire on December 31, 1997.

The Preferred Shares

     The Company's certificate of incorporation, as amended (the "Certificate of Incorporation"), authorizes the issuance of up to 2,500,000 Preferred Shares, $.10 par value, none of which has been issued to date. As authorized, the Board of Directors of the Company has the power to issue such Preferred Shares in such series and subject to such dividend, redemption and conversion rights and such other rights, preferences and limitations as it deems appropriate with respect to such series.

The Common Shares

     The Company's Certificate of Incorporation, as amended, authorizes the issuance of up to 25,000,000 Common Shares, $.01 par value. As of April 18, 1997, 2,374,443 Common Shares were issued and outstanding.

     The holders of the Common Shares have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors and are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Shares upon the liquidation, dissolution or winding up of the affairs of the Company. (As noted, however, under "Risk Factors", the Company is subject to restrictions against the payment of cash dividends under the Revolving Credit Facility and Subordinated Secured Loan.) Holders of Common Shares do not have preemptive, subscription or conversion rights. Holders of Common Shares are entitled to one vote per share on all matters which shareholders are entitled to vote upon at all meetings of shareholders. All outstanding Common Shares are, and those offered hereby will when issued be, validly issued, fully paid and non-assessable. The holders of Common Shares do not have cumulative voting rights, which means that the holders of more than 50% of such outstanding shares of Common Stock can elect all of the directors of the Company.

Transfer Agent

     American Stock Transfer Company, 40 Wall Street, New York, New York 10005, is the transfer agent and registrar for the Company's Common Shares.

                                THE COMPANY

   Pharmhouse Corp. (the "Company") currently operates a chain of 37 deep discount drugstores, 14 of which are operated under the name of Pharmhouse (the "Pharmhouse Stores") and 23 of which are operated under the name of The Rx Place (the "Rx Stores"). The Rx Stores were acquired by the Company from F.W. Woolworth Co. in late April 1995 and, by reason of a recent settlement of litigation between the Company and Woolworth permitting the Company to return up to seven Rx Stores to Woolworth, one of which has already been returned, and the closing of one Pharmhouse Store, it is anticipated that the Company will be operating between 30 and 32 stores in the near future.

     The Company's deep discount drug stores offer a broad variety of merchandise and services at everyday deep discount prices. The stores offer health and beauty care products, prescription drugs, cosmetics, stationery, video rentals, housewares, pet supplies, greeting cards, food, snacks, beverages and certain other merchandise. The Company's stores also offer certain merchandise on a seasonal basis, such as garden, patio and Christmas items. Such merchandise is sold at everyday deep discount prices. As of April 18, 1997, the Company employed approximately 2,000 persons in its operations, including a substantial number of part-time employees. The Company is not a party to any collective bargaining agreements pertaining to its employees.

     Eleven Pharmhouse Stores are located in smaller communities and three of such Stores are located in more densely populated areas, reflecting management's decision to expand into such markets. The Rx Stores are also located in more densely populated areas than the older Pharmhouse Stores. As of the date hereof, most of the stores have pharmacies staffed by licensed pharmacists and are open seven days per week. Merchandise is sold primarily on a cash-and-carry basis although certain credit cards and checks are accepted.

     The Company's offices are located at 860 Broadway, New York, New York 10003 and its telephone number is (212) 477-9400.

                     SELLING SHAREHOLDER

     The Warrants which are the subject of this Prospectus are owned by Rosenthal & Rosenthal, Inc., a privately held asset based lending institution based in New York City (the "Selling Shareholder"). The Shares are issuable to the holder of the Warrants upon the exercise thereof. The Warrants were issued to the Selling Shareholder in connection with the Selling Shareholder's granting a secured revolving credit facility to the Company in December 1991 and participating in a prior secured revolving credit facility extended to the Company in 1990. For further information concerning the Warrants, see "Description of Securities-TheWarrants."

                        PLAN OF DISTRIBUTION

     It is anticipated that the Selling Shareholder will offer the Shares (when and if issued) for sale from time to time at the prices prevailing on the NASDAQ Small Cap Market on the date of sale. The Selling Shareholder also may sell the securities which are the subject of this Prospectus privately, either directly to purchasers or through one or more brokers or dealers. The Company shall take such actions, including filing post-effective amendments to the Registration Statement of which this Prospectus is a part and/or preparing supplements to this Prospectus, as shall be required to enable the Selling Shareholder lawfully to sell the Shares during a period terminating on the 180th day following the date hereof.

     All costs, expenses and fees incurred in connection with the registration of the Warrants and the Shares and the offer and sale thereof, including but not limited to all registration and filing fees, printing expenses and fees of the Company's counsel and accountants, are being borne by the Company.

     The Selling Shareholder, and the brokers or dealers through whom sales of the Warrants and the Shares are made, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended. In addition, any profits realized by the Selling Shareholder or such brokers or dealers may be deemed to be underwriting commissions.

     The Company has informed the Selling Shareholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales of Shares and has furnished the Selling Shareholder with a copy of that regulation and has also informed the Selling Shareholder of the rules governing the required delivery of copies of this Prospectus in connection with the sale of such shares. There is no assurance that the Selling Shareholder will offer for sale or sell any or all of the Warrants or Shares offered pursuant to this Prospectus. In the event Warrants or Shares are sold by the Selling Shareholder, the Company will receive none of the proceeds from any such sale except for the payment to the Company of the exercise prices of the Warrants as a condition to the issuance of the Shares.

                   DISCLOSURE OF COMMISSION POSITION ON
             INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
     The Company's Bylaws provide that the Company will indemnify any person against judgments, fines, amounts paid in settlement and expenses actually and reasonably incurred by him or her in connection with any action or threatened action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that he or she was a director or officer of the Company or was serving any other entity at the request of the Company, if such director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the Company or, in the case of service to such other entity, not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     In addition, the Company's Certificate of Incorporation provides that no director shall be liable to the Company or its shareholders for damages for any breach of duty in such capacity. However, such provision does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (the "BCL") (relating to the making of illegal distributions to shareholders or loans to directors).

     At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                            LEGAL MATTERS

The legality of the securities offered hereby will be passed upon for the Company by Maloney, Mehlman & Katz, New York City.

                               EXPERTS

     The Company's consolidated balance sheets at February 1, 1997 and February 3, 1996 and consolidated statements of operations, cash flows and shareholders' equity for the years ended February 1, 1997, February 3, 1996 and January 28, 1995, incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for its fiscal year ended February 1, 1997, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

 PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses in connection with the registration and distribution of the securities being registered, all of which are to be borne by the Company:

            SEC registration fee          $    547
            Legal fees and expenses       $  7,500
            Accounting fees and expenses  $  5,000
            Filing and Miscellaneous      $  1,953
                                          --------
            Total                         $ 15,000
                                          ========

Item 15.    Indemnification of Directors and Officers

     Section 722 of the BCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he or she is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     A corporation also may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation. However, in such an action by or on behalf of a corporation, no indemnification may be made in respect of any claim, issue or matter as to which the person is adjudged liable to the corporation unless and only to the extent that the court determines that, despite the adjudication of liability but in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     In addition, the indemnification provided by Section 722 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.
Section 726 of the BCL provides that a corporation may purchase and maintain insurance to, among other matters, indemnify directors and officers of the corporation as permitted by Section 722.

     The Company's Bylaws provide that the Company will indemnify any person against judgments, fines, amounts paid in settlement and expenses actually and reasonably incurred by him or her in connection with any action or threatened action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the Company to procure a judgment in its favor) by reason of the fact that he or she was a director or officer of the Company or was serving any other entity at the request of the Company, if such director or officer acted in good faith and in a manner reasonably believed to be in the best interests of the Company or, in the case of service to such other entity, not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     The Company's Certificate of Incorporation provides that no director shall be liable to the Company or its shareholders for damages for any breach of duty in such capacity. However, such provision does not eliminate or limit the liability of any director if a judgment or other final adjudication adverse to him or her establishes that his or her acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled or that his or her acts violated Section 719 of the New York Business Corporation Law (the "BCL") (relating to the making of illegal distributions to shareholders or loans to directors).

     The Company has purchased and currently maintains directors and officers liability insurance covering certain liabilities incurred by its directors and officers in connection with the performance of their duties to the Company and its affiliates.


Item 16.    Exhibits

   5.1      Opinion of Maloney, Mehlman & Katz
  10.1      Warrant Agreement between the Company and
            Rosenthal & Rosenthal, Inc., dated December 24, 1991
  10.14 Amendment to Warrant Agreement between the Company and Rosenthal & Rosenthal, Inc., dated July 17,1996.
  23.1      Consent of Maloney, Mehlman & Katz (included in Exhibit 5.1)
  23.2      Consent of Price Waterhouse LLP
  24.1      Power of Attorney (see Signature Page of this Registration
            Statement)

Item 17.    Undertakings

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.


                                SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 28, 1997.


                                    PHARMHOUSE CORP.


                                    By: /s/ Kenneth A. Davis
                                    -----------------------------

                                     Kenneth A. Davis
                                     President and Chief Executive Officer


                            POWER OF ATTORNEY

     Know all men by these presents that each person whose signature appears below constitutes and appoints Kenneth A. Davis his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits hereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the respective dates indicated below:


Signature                          Title
Date
/s/ Manfred Brecker           Chairman of the Board         May 29, 1997
---------------------
Manfred Brecker


/s/ Kenneth A. Davis          President, Chief Executive    May 29, 1997
---------------------         Officer, Chief Operating
Kenneth A. Davis              Officer (Principal
                              Executive Officer)
                              and Director


/s/ Marcie B. Davis           Executive Vice President,     May 29, 1997
---------------------         Treasurer, Secretary and
Marcie B. Davis               Director


/s/ Joseph Keller             Senior Vice President-        May 29, 1997
---------------------         Administration & Operations
Joseph Keller                 and Director


/s/ Richard A. Davis          Senior Vice President-        May 29, 1997
---------------------         Finance and Chief
Richard A. Davis              Financial Officer
                              (Principal Financial
                              & Accounting Officer)


/s/ Melvin Katz               Director                      May 29, 1997
---------------------
Melvin Katz


                              Director
---------------------
Raymond Steele


                              Director
---------------------
Michael A. Feder


                              Director
---------------------
Peter Gerard


                                EXHIBIT INDEX

   5.1      Opinion of Maloney, Mehlman & Katz
  10.1      Warrant Agreement between the Company and Rosenthal &
            Rosenthal, Inc., dated December 24, 1991
  10.14 Amendment to Warrant Agreement between the Company and Rosenthal & Rosenthal, Inc., dated July 17,1996
  23.1      Consent of Maloney, Mehlman & Katz (included in Exhibit 5.1)
  23.2      Consent of Price Waterhouse LLP
  24.1      Power of Attorney (see Signature Page of this Registration
            Statement)